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Exhibit 99.2

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
Quarterly Operating Supplement
June 2008

        Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA) is a leading financial guarantor. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts (GICs), to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities. The Company is a member of the Dexia group.

Financial Security Assurance Holdings Ltd.

 FSA HOLDINGS SECOND QUARTER 2008 RESULTS

U.S. Municipal Business Drives Record First-Half Originations

Reserve Increases and Impairment in FP Investment Portfolio Lead to
Net Loss of $331 Million

 FSA EXITS ABS BUSINESS TO COMMIT FULL RESOURCES TO PUBLIC FINANCE

PARENT DEXIA INJECTS $300 MILLION IN THE COMPANY
AND TAKES RESPONSIBILITY FOR LIQUIDITY AND CREDIT RISK
OF FINANCIAL PRODUCTS BUSINESS

        New York, New York, August 6, 2008—Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for Triple-A bond insurer Financial Security Assurance Inc. (FSA), announced net losses of $330.5 million for the second quarter of 2008 and $752.1 million for the first half, due primarily to other-than-temporary impairment (OTTI) charges related to the Financial Products (FP) Investment Portfolio and loss expenses related to financial guarantees of second-lien residential mortgage-backed securities (RMBS).

        Robert P. Cochran, chairman and chief executive officer of FSA, said: "While we are disappointed to report these losses, FSA's underlying business fundamentals remained strong in the first half of 2008 with record present value (PV) originations of $591.2 million, primarily driven by originations in the U.S. municipal finance market, and significant growth in earned premiums and credit derivative fees, as well as investment income. At the same time, we dramatically decreased our operating expense."

        On a comparable half-year basis, earned premiums and realized gains on credit derivatives (fees for insuring credit derivatives, formerly included in earned premiums) grew 18.1% to $207.1 million, excluding refundings, and investment income increased by 14.2% to $132.2 million. FSA's operating expenses decreased $34.1 million in the first half, a 36.4% decrease from the comparable period in 2007.

Strategic Review

        In light of the credit deterioration in the residential mortgage-backed portfolio and general economic conditions, FSA and Dexia undertook a strategic business review during the second quarter, which has resulted in a decision to exit the asset-backed business in order to devote full resources to the global public finance sector.

        "Comparing the significant volatility observed in the ABS/RMBS markets against the broad and deep opportunities in the lower risk public finance markets, we have concluded that we can create greater value for issuers, investors and our shareholder by focusing solely on public finance activities. The public sector's challenge of meeting the enormous needs for new public infrastructure and replacement of aging projects throughout the world in the current period of economic stress makes insured executions more cost-efficient for issuers and more attractive to a broader group of investors," Mr. Cochran said.

Increased Loss Provisions for Insured RMBS

        In the second quarter, FSA increased reserves primarily for estimated losses on insured home equity line of credit (HELOC) and ALT-A closed-end second-lien (CES) transactions and established a reserve for three Option ARM insured transactions.

        Commenting on the projected losses, Mr. Cochran said: "We have increased loss provisions considerably to reflect the more severe assumption that economic stress in the U.S. economy will continue at a high level until the middle of 2009 and not return to normal until late 2010. Importantly, the increase in reserves between the first and second quarters is principally due to revising our expectations about when asset performance will recover rather than changes in the recent performance of these transactions. As the loss potential of this economic cycle develops over the next 12 to 18 months, the uncertainty around reserves should reduce dramatically, and, at the same time, our asset-backed and residential mortgage-backed exposure, which has a remaining average life of approximately 3.5 years, will be running off rapidly. This run-off should generate in excess of $700 million of earned revenue and should release substantial capital as risk expires."

Strengthening FSA's Capital Position

        Dexia has injected $300 million in the Company and will take responsibility for the liquidity and credit risk of the Financial Products business, which primarily issues guaranteed investment contracts (GICs). Additionally, the Company will reduce the size of the FP business line to rely on municipal funding only.

        "The combination of these initiatives is expected to reduce FSA's future financial statement volatility, and increase the capital and claims-paying resources dedicated to our public finance business," Mr. Cochran said.

        With these measures in place, FSA exceeds the Triple-A capital requirements for all three rating agencies, and the Company will continue to work closely with each of them to address the qualitative and systemic issues raised in recent reports.

Financial Highlights

        Non-GAAP operating earnings, which exclude fair-value adjustments management considers to be non-economic, were negative $502.7 million for the second quarter of 2008, compared with positive $102.4 million for the second quarter of 2007, and negative $601.7 million for the first half of 2008, compared with positive $197.4 million for the first half of 2007. The decline in operating earnings was driven primarily by increased estimated losses on insured RMBS transactions, economic OTTI charges in the FP Investment Portfolio, an OTTI charge for the write-down of the Company's investment in XL Financial Assurance Ltd. (XLFA) and credit impairment losses in its insured credit derivative portfolio.

        The table below reconciles net income to operating earnings.

NET INCOME (LOSS) AND RECONCILIATION TO
NON-GAAP OPERATING EARNINGS (LOSSES)(1)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income (loss)	$(330.5)	$62.8	$(752.1)	$148.0
Less after-tax non-economic adjustments:
Fair-value adjustments for instruments with economically hedged risks	(35.3)	(7.2)	(94.3)	(7.2)
Fair-value adjustments for credit derivatives in insured portfolio	184.1	(29.6)	(133.8)	(38.2)
Fair-value adjustments attributable to the Company's own credit risk	500.3	—	551.9	—
Fair-value adjustments attributable to impairment charges	(471.9)	—	(471.9)	—

Subtotal	(507.7)	99.6	(604.0)	193.4
IFRS adjustments	5.0	2.8	2.3	4.0

Operating earnings (losses)	$(502.7)	$102.4	$(601.7)	$197.4

(1)
See "Non-GAAP Measures" below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

        The table below highlights the noteworthy items included in both net income and operating earnings.

NOTEWORTHY ITEMS IN NET INCOME (LOSS)
AND OPERATING EARNINGS (LOSSES)
(in millions)

	Three Months Ended June 30,
	2008		2007
	Net Income (Loss)	Operating Earnings (Losses)	Net Income (Loss)	Operating Earnings (Losses)
After-tax:
Realized gains (losses)(1)	$25.1	$25.1	$(1.2)	$(1.2)
OTTI on XLFA investment	(24.7)	(24.7)	—	—

Net realized gains (losses)	0.4	0.4	(1.2)	(1.2)
Losses and loss adjustment expenses	(391.9)	(391.9)	(3.0)	(3.0)
Fair-value adjustments for instruments with economically hedged risks in FP segment	(35.3)	—	(7.2)	—
Fair-value adjustments for credit derivatives in insured portfolio	140.0	(44.1)	(29.6)	—
Fair-value adjustments on FP segment liabilities attributable to the Company's own credit risk	476.3	—	—	—
Fair-value adjustments on committed preferred trust attributable to the Company's own credit risk	24.0	—	—	—
OTTI in FP investment portfolio	(677.6)	(205.7)	—	—

	Six Months Ended June 30,
	2008		2007
	Net Income (Loss)	Operating Earnings (Losses)	Net Income (Loss)	Operating Earnings (Losses)
After-tax:
Realized gains (losses)(1)	$25.2	$25.2	$(1.1)	$(1.1)
OTTI on XLFA investment	(24.7)	(24.7)	—	—

Net realized gains (losses)	0.5	0.5	(1.1)	(1.1)
Losses and loss adjustment expenses	(587.2)	(587.2)	(5.9)	(5.9)
Fair-value adjustments for instruments with economically hedged risks in the FP segment	(94.3)	—	(7.2)	—
Fair-value adjustments for credit derivatives in insured portfolio	(177.9)	(44.1)	(38.2)	—
Fair-value adjustments on FP segment liabilities attributable to the Company's own credit risk	495.9	—	—	—
Fair-value adjustments on committed preferred trust attributable to the Company's own credit risk	56.0	—	—	—
OTTI in FP investment portfolio	(677.6)	(205.7)	—	—

(1)
Includes realized gain (losses) from the General Investment Portfolio and the portfolio of assets acquired in refinancing transactions.

        The primary driver of negative financial guaranty results in the second quarter was additions to reserves on RMBS, including HELOC, Alt-A closed-end second-lien (Alt-A CES) and option adjustable rate mortgage (Option ARM) exposures, and, to a lesser extent, public finance transactions. At June 30, 2008, the Company had net case reserves on ten HELOC, five Alt-A CES and three Option ARM transactions totaling $728.6 million pre-tax, as a result of having increased the ultimate net loss estimates on these RMBS insured transactions to $983.3 million pre-tax. Loss and loss adjustment expenses totaled $602.9 million pre-tax for the second quarter and $903.3 million pre-tax for the first half, driven primarily by increases in these RMBS reserves and a $52.1 million pre-tax loss incurred on public finance transactions in the second quarter.

        The Company estimated $44.1 million of after-tax credit impairment losses (estimated economic losses) on two credit default swap (CDS) transactions. The portion of the CDS fair-value adjustments attributable to estimated economic loss is included in operating earnings, while the portion of the fair-value adjustments expected to sum to zero over the lives of the insured transactions is excluded from operating earnings.

        The adverse FP results were due primarily to OTTI charges on certain RMBS securities in the FP Investment Portfolio. When it is probable that an investor will not recover all contractual cash flows from an available-for-sale investment, GAAP requires the asset to be written down to market value through income as a realized loss, regardless of the estimate of economic loss expected. In the second quarter, the after-tax effect on net income for such OTTI charges was $677.6 million. However, management's estimate of the actual expected loss on these impaired securities is $205.7 million after-tax. Given the Company's ability and intent to hold these assets to maturity, the remaining $471.9 million of the OTTI charge represents fair-value adjustments that management expects will reverse over the lives of these securities.

        Shareholders' equity (book value) was $61.9 million under GAAP at June 30, 2008. Book value decreased by $1.5 billion since year-end 2007, driven primarily by negative fair-value adjustments in the FP Investment Portfolio and losses incurred in the financial guaranty segment.

        Non-GAAP adjusted book value (ABV) was $4.6 billion at June 30, 2008. Over the past 12 months, ABV grew 2.0% excluding the effects of dividends and capital contributions. Management believes that growth in ABV excluding such effects indicates the organic growth in economic value of the enterprise. See "Non-GAAP Measures" below for a discussion of ABV and reconciliation to GAAP shareholders' equity.

BUSINESS PRODUCTION

ORIGINATIONS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
US Public Finance
Gross par insured	$21,290.2	$12,010.7	$39,648.4	$26,275.0
Gross PV financial guaranty originations(1)	269.5	77.4	466.1	151.4
International Public Finance
Gross par insured	$670.7	$2,366.6	$1,169.8	$3,587.0
Gross PV financial guaranty originations(1)	26.7	42.9	44.7	71.7
Global Asset-Backed
Gross par insured	$1,281.5	$11,657.9	$2,898.9	$25,894.2
Gross PV financial guaranty originations(1)	13.5	74.9	80.4	142.8
Financial Products
Gross PV NIM originated	$(0.4)	$22.7	$0.0	$49.5
Total
Gross par insured	$23,242.4	$26,035.2	$43,717.1	$55,756.2
Gross PV originations(2)	309.3	217.9	591.2	415.4

(1)
Consists of PV premiums originated and PV credit derivative fees originated. For definition and discussion, see "Non-GAAP Measures" below. For a reconciliation of PV financial guaranty originations to gross premiums written and for the new financial statement presentation relating to credit derivative fees, see "Analysis of Financial Results—Premiums and Realized Gains on Credit Derivatives" below.

(2)
For definition and discussion, see "Non-GAAP Measures" below.

        Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year. Some of the amounts shown for the second quarter of 2007 differ from those originally reported for that period because of subsequent reclassifications, primarily to reflect the underlying exposure of transactions previously wrapped by other monoline financial guarantors.

Public Finance Originations

        First-half 2008 estimated U.S. municipal market volume of $221.7 billion was 4% lower than in the first half of 2007. During the second quarter, the market made up most of the ground lost during the first quarter, when it was down 21% as a result, in part, of illiquidity in the auction rate securities (ARS) market. A high volume of ARS was refunded in the second quarter.

        Due to downgrades of some monoline guarantors, insurance penetration of the market for new U.S. municipal bonds sold in the first half was approximately 24%, compared with 49% in the first half of 2007. FSA's share of the insured par sold rose to approximately 62%, compared with 22% in the first half of 2007.

        On a closing-date basis for the second quarter, including both primary- and secondary-market U.S. public finance transactions, FSA's par amount originated increased 77.3%, and PV originations rose 248.3%, due to the market's continued strong preference for FSA-insured bonds. FSA was generally able to obtain more favorable pricing and structuring terms than in recent years. For the first half, U.S.

municipal par insured increased 50.9%, and PV originations grew 207.9%. Approximately 96% of the bonds insured year-to-date had an underlying credit quality of Single-A or higher.

        In international public finance markets, FSA's second-quarter production decreased 71.7% in par insured and 37.8% in PV originations. These markets have been limited by a lack of liquidity, but are beginning to see increased activity. FSA guaranteed a senior loan for a toll road public-private partnership in Spain and provided secondary-market guarantees on Polish sovereign and UK water utility issues. For the first half, international public finance par insured decreased 67.4%, and PV premiums originated decreased 37.7%. Premium rates were generally higher due to wider credit spreads.

ANALYSIS OF FINANCIAL RESULTS

        PREMIUMS AND REALIZED GAINS ON CREDIT DERIVATIVES. In the first quarter of 2008, after consultation with the Securities and Exchange Commission staff, members of the financial guaranty industry reclassified credit derivative items into two captions: "Realized gains and other settlements from credit derivative contracts" and "Unrealized gains (losses) on credit derivatives." In prior years, the Company recorded all credit derivative fees as premiums rather than realized gains from credit derivative contracts, regardless of whether they qualified as derivatives under Statement of Financial Accounting Standards No 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). The prior-year results have been reclassified to conform to the current-year presentation.

        The following table reconciles gross premiums written, which captures premiums collected and accrued for in the period regardless of when the related business was originated, to PV financial guaranty originations, a non-GAAP measure that management uses to evaluate current financial guaranty business production. PV financial guaranty originations includes PV premiums originated and PV credit derivative fees originated and excludes PV NIM originated in the FP segment.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Gross premiums written	$328.2	$145.2	$570.3	$269.6
Gross installment premiums received	(39.8)	(38.5)	(74.9)	(75.4)

Gross upfront premiums originated	288.4	106.7	495.4	194.2
Gross PV estimated installment premiums originated	21.3	70.5	33.0	95.9

Gross PV premiums originated	309.7	177.2	528.4	290.1
Gross PV credit derivative fees originated	—	18.0	62.8	75.8

Gross PV financial guaranty originations	$309.7	$195.2	$591.2	$365.9

        The following table summarizes premiums and realized gains from credit derivatives, net of reinsurance.

NET PREMIUMS AND REALIZED GAINS FROM CREDIT DERIVATIVES
(dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% change	2008	2007	% change
Net premiums written	$267.4	$87.9	204.2%	$462.8	$166.6	177.8%

Net premiums earned excluding effect of refundings and accelerations:
Public finance	$52.9	$42.7	23.9%	$99.8	$84.5	18.1%
Asset-backed	18.9	25.5	(25.9)	38.5	45.5	(15.4)

Net premiums earned excluding effect of refundings and accelerations	71.8	68.2	5.3	138.3	130.0	6.4
Realized gains and other settlements from credit derivatives(1)	32.6	23.2	40.5	68.8	45.4	51.5

Realized gains from credit derivatives and net premiums earned excluding refundings and accelerations	$104.4	$91.4	14.2%	$207.1	$175.4	18.1%

Net premiums earned excluding effect of refundings and accelerations	$71.8	$68.2	5.3%	$138.3	$130.0	6.4%
Refundings:
Public finance	12.4	14.6	(15.1)	18.8	28.2	(33.3)
Asset-backed	0.1	—	—	0.1	1.4	(92.9)

Refundings	12.5	14.6	(14.4)	18.9	29.6	(36.1)

Net premiums earned	$84.3	$82.8	1.8%	$157.2	$159.6	(1.5)%

(1)
Fees for insuring credit derivatives, formerly included in earned premiums

        For the second quarter, gross premiums written increased 126.0%, and net premiums written increased 204.2%. For the first half, gross premiums written increased 111.5%, and net premiums written increased 177.8%. In each case, the change reflected primarily an increase in public finance premiums written, partially offset by a decrease in asset-backed premiums written.

        Second quarter net premiums earned increased 1.8% to $84.3 million, including $12.5 million from refundings and accelerations. For last year's comparable period, net premiums earned from refundings and accelerations totaled $14.6 million. Excluding premiums from refundings and accelerations, second quarter net premiums earned increased 5.3%, reflecting an increase in public finance premiums, partially offset by a decrease in asset-backed premiums earned. Excluding the effect of refunding and accelerations, public finance net earned premiums increased 23.9% to $52.9 million on a comparable-quarter basis.

        For the first half, net premiums earned decreased 1.5% to $157.2 million, including $18.9 million from refundings and accelerations. For the prior year, net premiums earned from refundings and accelerations totaled $29.6 million. Excluding premiums from refundings and accelerations, year-to-date net premiums earned increased 6.4% for the first half, primarily reflecting an increase in public finance premiums, partially offset by a decrease in asset-backed earned premiums. Excluding the effect of refundings and accelerations, public finance net premiums earned increased 18.1% to $99.8 million on a comparable-first-half basis.

        Realized gains from credit derivative contracts, which comprise the net contractual periodic fees earned (previously reported as a component of premiums earned), increased for both the quarter and first half on a comparable-period basis, due to increased rates, particularly in respect of transactions originated in the second half of 2007.

        UNREALIZED GAINS (LOSSES) ON CREDIT DERIVATIVES. Under GAAP, insurance policies issued in CDS form typically must be marked to market through the income statement. CDS comprise the majority of credit derivatives in the insured portfolio. Absent any claims under the guaranty, any decreases or increases to income due to unrealized marks will sum to zero by the time of each contract's maturity. FSA primarily insures two types of CDS contracts: (1) those that reference a static pool of underlying corporate credits, subject to a large deductible, and (2) those that reference individual securities, such as collateralized loan obligations or previously insured infrastructure financings. In either case, the CDS contracts generally provide for payments on a scheduled basis and otherwise replicate the terms of a traditional financial guaranty insurance policy. No collateral is posted to secure FSA's obligations under the CDS.

        At June 30, 2008, FSA's insured credit derivative portfolio subject to mark-to-market accounting requirements had a net outstanding par value of $78.3 billion, representing approximately one-fifth of total insured net par outstanding. In the second quarter of 2008, the Company reported net unrealized gains of $215.4 million ($140.0 million after tax), compared with unrealized losses of $45.6 million ($29.6 million after tax) in the second quarter of 2007. For the first half of 2008, the Company reported net unrealized losses of $273.7 million ($177.9 million after tax), compared with net unrealized losses of $58.8 million ($38.2 million after tax) in the first half of 2007. In 2008, fair-value adjustments included estimated economic losses of $67.9 million pre-tax, which are included in operating earnings. FSA's total insured CDS portfolio was 89.8% Triple-A or Super Triple-A, 6.6% Double-A, 2.5% Single-A and 1.1% below investment grade at June 30, 2008.

        GENERAL INVESTMENT PORTFOLIO. Second-quarter net investment income increased 16.0% to $67.4 million from $58.1 million a year ago. For the first half, net investment income increased 14.2% to $132.2 million from $115.8 million in the first half of 2007. The increases primarily reflect higher invested balances in the investment portfolio resulting from upfront premium origination activity and a capital contribution in February 2008. The Company's year-to-date effective tax rate on investment income (excluding the effects of realized gains and losses, the FP segment and assets acquired in refinancing transactions) was 12.9% in 2008, versus 12.3% for last year's comparable period.

        Realized losses on the general investment portfolio were $2.4 million in the second quarter of 2008, compared with $1.9 million in the second quarter of 2007, and $2.2 million in the first half of 2008, compared with $2.1 million in the first half of 2007. For the second quarter of 2008, realized gains and losses include gains on sales of certain invested assets of $35.6 million ($23.2 million after tax), partially offset by OTTI charges on the Company's investment in XLFA preferred shares of $38.0 million ($24.7 million after tax).

        RESERVES. During the quarter, the Company recorded loss expense of $602.9 million ($391.9 million after tax), compared with $4.7 million ($3.0 million after tax) in the second quarter of 2007. Loss expense for the first half of 2008 was $903.3 million ($587.2 million after tax) compared with $9.1 million ($5.9 million after tax) in the first half of 2007. The increase in loss expense results primarily from increases in loss estimates on RMBS transactions, such as HELOCs, Alt-A CES and Option ARMs, plus a new reserve for one public finance transaction. The increases in reserves for HELOCs and Alt-A CES between first and second quarters do not result from any material deterioration in the recent performance of these transactions, but rather from revising our expectations about when asset performance will recover.

        As of June 30, 2008, loss reserves reflect updated assumptions used in loss calculations. Based on the continuation of economic stress in the U.S. economy, management's current reserve estimates assume loss levels for transactions backed by second-mortgage products will remain at their peaks until mid-2009 (six months longer than assumed last quarter) and slowly recover to more normal rates by mid-2010. For first-mortgage transactions, where losses take longer to develop than in second-mortgage transactions, peak loss rates are assumed to continue until early 2010 and slowly recover to more normal rates by early 2011. All RMBS have been evaluated using these basic assumptions, driven by the actual performance of each transaction.

        The table below summarizes loss reserves as of December 31, 2007 and June 30, 2008.

FINANCIAL GUARANTY LOSS RESERVES AND NET PAR OUTSTANDING
(EXCLUDING INSURED DERIVATIVES IN THE INSURED PORTFOLIO)
(in millions, except for risks)

	As of June 30, 2008			As of December 31, 2007
	Net Reserves	Net Par Outstanding	Number of Risks	Net Reserves	Net Par Outstanding	Number of Risks
HELOC	$521.5	$4,449	10	$56.9	$1,443	5
Alt-A closed-end second lien	168.3	971	5	—	—	—
Option ARMs	38.8	354	3	—	—	—
Other ABS	7.5	129	10	6.3	40	4

Total ABS case reserves	736.1	5,903	28	63.2	1,483	9
Public finance	84.2	732	5	34.9	561	4

Subtotal	820.3	$6,635	33	98.1	$2,044	13
Non-specific reserve	33.7			100.0

Total	$854.0			$198.1

        In the second quarter of 2008 and first half of 2008, the Company made claim payments on HELOCs of $150.5 million and $207.1 million, respectively, bringing total inception-to-date claim payments on HELOCs to $254.7 million. No claims had been paid on Alt-A CES or Option ARMs as of June 30, 2008. Most Alt-A CES claims will not be due for approximately 28 years. Management expects Option ARM claim payments to occur beginning in 2012. As of June 30, 2008, the ultimate loss estimate for HELOCs, Alt-A CES and Option ARMs is $983.3 million pre-tax.

        FP SEGMENT NET INTEREST MARGIN. FP Segment NIM is a non-GAAP measure representing the FP Segment's net interest margin, including the effect of derivatives and excluding fair-value adjustments other than amounts representing estimated economic losses. FP Segment NIM decreased to negative $298.9 million for the second quarter of 2008 from a positive $25.8 million for the second quarter of 2007. For the first half of 2008, FP Segment NIM decreased to negative $282.8 million from a positive $50.4 million. The decrease was primarily driven by economic OTTI charges of $316.5 million ($205.7 million after tax) in the second quarter of 2008. Excluding OTTI charges, the FP segment generated positive NIM of $17.6 million for the second quarter of 2008 and $33.7 million year to date.

        The FP Investment Portfolio is marked to market under GAAP. Unrealized gains or losses in the available-for-sale portfolio related to hedged interest rate and foreign exchange risk is generally recorded in income, with the remainder of the mark to market recorded in accumulated other comprehensive income, unless deemed OTTI. Trading portfolio unrealized gains and losses are recorded in income. The FP group has the ability and the intent to hold its assets to their maturities, and therefore, absent an expected or realized credit event requiring an OTTI charge, marks should sum to zero when assets mature. Given the large size of the FP Investment Portfolio ($14.0 billion carrying value), even a small market movement can have a material impact on aggregate market value.

        The Company recorded net income losses related to credit-spread widening of $62.4 million ($40.6 million after tax) in the second quarter of 2008 and $149.3 million ($97.0 million after tax) in the first half of 2008 related to FP positions designated as trading. Comparable amounts in 2007 were not material. These amounts are excluded from operating earnings and FP Segment NIM, as no credit losses are currently expected and the Company intends to carry the positions until maturity.

        The FP portfolio is managed: (1) to minimize interest rate, liquidity and convexity risk by generally matching the asset and liability portfolios on a floating to floating basis and (2) to minimize credit risk through investments in high-quality securities. As of June 30, 2008, approximately 65.6% of the investment portfolio was invested in non-agency RMBS, 66.2% of which were rated Triple-A, with 12.7% rated Double-A, 7.8% rated Single-A and 7.7% rated Triple-B.

EXPENSES.

EXPENSES AND POLICY ACQUISITION COSTS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Other operating expenses and amortization of deferred policy acquisition costs(1)	$12.4	$56.8	$48.1	$103.0
Other operating expenses and amortization of deferred policy acquisition costs, excluding deferred compensation plans (DCP) and supplemental executive retirement (SERP) plans	14.8	49.6	59.5	93.6

(1)
Includes expenses related to the Company's DCP and SERP obligations, which increase or decrease based on changes in the market value of related investments. Such obligations are largely economically defeased by holding related assets for which fair-value changes appear as a component of other income.

        Excluding DCP and SERP obligations, second-quarter other operating expenses and amortization of policy acquisition costs decreased by $34.8 million, or 70.2%. For the first half, such expenses decreased by $34.1 million, or 36.4%. The decreases resulted primarily from reductions in variable employee compensation linked to growth in operating earnings and adjusted book value.

NON-GAAP MEASURES

        To more accurately reflect how the Company's management evaluates the Company's operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures). Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation. Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.

        Non-GAAP measures used in this release include operating earnings, PV premiums originated, PV credit derivative fees originated, PV financial guaranty originations, PV NIM originated, PV originations, ABV and FP segment NIM. In the tables above, operating earnings is reconciled to net income, and PV financial guaranty originations is reconciled to gross premiums written.

        The Company defines operating earnings as net income excluding the effects of fair-value adjustments considered to be non-economic and including International Financial Reporting Standards (IFRS) amounts where different from U.S. GAAP.

        The fair-value adjustments excluded from operating earnings are itemized below.

  •
  Fair-value adjustments for instruments with economically hedged risks. These include adjustments related to hedges that are economically effective but do not meet the criteria necessary to receive hedge accounting treatment under SFAS 133. (Any residual hedge ineffectiveness remains in operating earnings.) These also include adjustments related to non-economic changes in fair value related to the trading portfolio, such as the effect of changes in credit spreads.

  •
  Fair-value adjustments for credit derivatives in the insured portfolio, which are certain contracts for which fair-value adjustments are recorded through the income statement because they qualify as derivatives under SFAS 133 or SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" (SFAS 155). These contracts include FSA-insured CDS, insured interest rate swaps related to certain public finance obligations and insured net interest margin (NIM) securitizations. In the event of a credit impairment, operating earnings would include estimated economic losses, generally at present value.

  •
  Impairment charges on investments, other than the present value of estimated economic losses.

  •
  Fair-value adjustments attributable to the Company's own credit risk, such as debt valuation adjustments on FP segment liabilities for which the fair-value option was elected and fair-value adjustments on the Company's committed preferred trust capital facility.

        The Company employs PV originations to describe the present value of all the Company's originations in a given period. PV originations are estimated by the Company for business originated in the period as the sum of:

  •
  PV financial guaranty originations, defined as (1) PV premiums originated, which consist of estimated future installment premiums discounted to their present value and upfront premiums, plus (2) PV credit derivative fees originated (see "Analysis of Financial Results—Premiums and Realized Gains on Credit Derivatives" above).

  •
  PV NIM originated in the FP segment, defined as estimated interest to be received on investments less estimated transaction expenses and interest to be paid on liabilities plus results from derivatives used for hedging purposes, discounted to present value.

        Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. The discount rate used to calculate PV originations was 4.92% for 2008 originations and 4.86% for 2007 originations. PV premiums originated, PV credit derivative fees originated, PV NIM originated and PV originations are based on estimates of, among other things, prepayment speeds of asset-backed securities.

        PV financial guaranty originations is a measure of gross origination activity and does not reflect cessions to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures.

        Management uses ABV as a measure of performance and to calculate a portion of employee compensation. An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information. The ABV calculation relies on estimates of the amount and timing of installment premiums, credit derivative fees and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates. For performance reporting purposes, the calculation of ABV includes adjustments to reflect IFRS results that the Company reports to its principal shareholder, Dexia, in order to better align the interests of employees with the interests of Dexia, whose accounts are maintained under IFRS. The IFRS adjustments relate primarily to accounting for foreign exchange, contingencies and certain fair-value adjustments. ABV is reconciled to book value in the table that follows.

 RECONCILIATION OF GAAP SHAREHOLDERS' EQUITY TO
ADJUSTED BOOK VALUE
(in millions)

	June 30, 2008	December 31, 2007
Shareholders' Equity (Book Value)—GAAP	$61.9	$1,577.8
After-tax adjustments:
Plus net unearned financial guaranty revenues	1,358.4	1,162.4
Plus PV outstanding(1)	883.3	857.8
Less net deferred acquisition costs	191.7	226.1
Less fair-value adjustments for credit derivatives in insured portfolio	(466.9)	(359.7)
Less fair-value adjustments attributable to the Company's own credit risk	581.2	—
Less fair value adjustments for instruments with economically hedged risks	(98.6)	84.9
Less fair value adjustments attributable to non-economic impairment charges	(471.9)	—
Less unrealized gains (losses) on investments	(2,050.0)	(848.4)

Subtotal	4,618.1	4,495.1
IFRS Adjustments	1.3	0.2

Adjusted Book Value	$4,619.4	$4,495.3

(1)
PV outstanding includes the after-tax present value of future earnings from premiums, credit derivative fees, FP net interest margin and ceding commissions. The discount rate varies according to the year of origination. For each year's originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.

        This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies. Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company. The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
(dollars in thousands)

	June 30, 2008	December 31, 2007
Contingency Reserve	$1,265,192	$1,094,352
Surplus to Policyholders	1,209,103	1,608,768

Qualified Statutory Capital	2,474,295	2,703,120
Net Unearned Premium Reserve	2,618,981	2,274,577
Loss and Loss Adjustment Expense Reserve	1,101,348	98,079

Qualified Statutory Capital and Reserves	6,194,624	5,075,776
Net Present Value of Installment Premiums	1,164,734	1,113,051
Third-Party Capital Support(1)	550,000	550,000

Total Claims-Paying Resources(2)	$7,909,358	$6,738,827

Net Insurance in Force (principal & interest)	$660,995,666	$623,157,997
Capital Ratio(3)	267:1	231:1
Claims-Paying Ratio(4)	84:1	92:1

(1)
Standby line of credit facility and money market committed preferred trust securities.

(2)
Total claims-paying resources is a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)
Capital ratio is net insurance in force divided by qualified statutory capital.

(4)
Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

        The Company plans to post its latest Operating Supplement to its website, www.fsa.com, today. The Operating Supplement contains additional information about results for the period covered in this release. Also, a presentation entitled "Second Quarter 2008 Results and Business Profile," dated August 6, 2008 and posted to the Analyst Communications/Presentations page of the website, provides additional detail about the Company's portfolio quality and mark-to-market accounting.

FORWARD-LOOKING STATEMENTS

        The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

        In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

  •
  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

  •
  statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

  •
  expected losses on, and adequacy of loss reserves for, insured transactions.

        Words such as "believes," "anticipates," "expects," "intends" and "plans" and future and conditional verbs such as "will," "should," "would," "could" and "may" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

  •
  the risks discussed in the Company's Annual Report on Form 10-K under "Item 1A. Risk Factors";

  •
  changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

  •
  potential for reduced market appetite for FSA-insured securities due to credit watch status at Moody's;

  •
  competitive forces, including the conduct of other financial guaranty insurers and competition from alternative executions;

  •
  changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

  •
  impairments to assets in the FP Investment Portfolio proving to be "other-than-temporary" rather than temporary, resulting in reductions in net income;

  •
  changes in accounting principles or practices that may affect the Company's reported financial results;

  •
  an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its General Investment Portfolio;

  •
  inadequacy of reserves established by the Company for losses and loss adjustment expenses;

  •
  disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

  •
  downgrade or default of one or more of FSA's reinsurers;

  •
  market conditions, including the credit quality and market pricing of securities issued;

  •
  capacity limitations that may impair investor appetite for FSA-insured obligations;

  •
  market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

  •
  prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

  •
  other factors, most of which are beyond the Company's control.

        The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

        Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA) is a leading financial guarantor. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts, to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities. The Company is a member of the Dexia group.

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Statements of Operations and Comprehensive Income
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES
Net premiums written	$267,377	$87,927	$462,759	$166,608

Net premiums earned	$84,268	$82,860	$157,173	$159,633
Net investment income from general investment portfolio	67,412	58,117	132,258	115,826
Net realized gains (losses) from general investment portfolio	(2,362)	(1,903)	(2,202)	(2,058)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	32,660	23,161	68,839	45,400
Net unrealized gains (losses)	215,425	(45,587)	(273,709)	(58,793)

Net change in fair value of credit derivatives	248,085	(22,426)	(204,870)	(13,393)
Net interest income from financial products segment	148,949	260,810	357,713	511,601
Net realized gains (losses) from financial products segment	(1,042,413)	1,208	(1,042,413)	1,742
Net realized and unrealized gains (losses) on derivative instruments	(274,246)	1,053	156,520	32,630
Net unrealized gains (losses) on financial instruments at fair value	1,037,976	9,431	626,586	6,318
Income from assets acquired in refinancing transactions	2,241	5,464	5,963	11,316
Other income	5,692	15,675	3,697	21,503

TOTAL REVENUES	275,602	410,289	190,425	845,118

EXPENSES
Losses and loss adjustment expenses	602,842	4,678	903,271	9,068
Interest expense	11,584	11,584	23,168	23,168
Amortization of deferred acquisition costs	16,602	18,055	32,431	34,006
Foreign exchange (gains) losses from financial products segment	3,403	13,149	16,655	30,653
Net interest expense from financial products segment	187,189	248,441	426,456	490,124
Other operating expenses	(4,164)	38,760	15,690	69,022

TOTAL EXPENSES	817,456	334,667	1,417,671	656,041

INCOME (LOSS) BEFORE INCOME TAXES	(541,854)	75,622	(1,227,246)	189,077
Provision (benefit) for income taxes	(211,354)	12,795	(475,170)	41,054

NET INCOME (LOSS)	(330,500)	62,827	(752,076)	148,023

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) on available-for-sale securities arising during the period	(331,922)	(96,554)	(1,879,466)	(119,468)
Less: reclassification adjustment for gains (losses) included in net income (loss)	(675,673)	3,228	(674,069)	3,838

Other comprehensive income (loss)	343,751	(99,782)	(1,205,397)	(123,306)

COMPREHENSIVE INCOME (LOSS)	$13,251	$(36,955)	$(1,957,473)	$24,717

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except amounts per share)

	At June 30, 2008	At December 31, 2007
ASSETS
General investment portfolio:
Bonds at fair value	$5,519,006	$5,054,664
Equity securities at fair value	1,189	39,869
Short-term investments	344,818	97,366
Financial products segment investment portfolio:
Bonds at fair value	13,392,173	16,936,058
Short-term investments	1,517,881	1,927,347
Trading portfolio at fair value	255,520	349,822
Assets acquired in refinancing transactions	200,892	229,264

Total investment portfolio	21,231,479	24,634,390
Cash	59,924	26,551
Deferred acquisition costs	294,897	347,870
Prepaid reinsurance premiums	1,145,252	1,119,565
Reinsurance recoverable on unpaid losses	291,989	76,478
Deferred tax asset	1,396,744	412,170
Other assets	2,051,592	1,714,456

TOTAL ASSETS	$26,471,877	$28,331,480

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Deferred premium revenue	$3,201,837	$2,870,648
Loss and loss adjustment expense reserve	1,145,963	274,556
Financial products segment debt	19,526,441	21,400,207
Notes payable	730,000	730,000
Other liabilities and minority interest	1,805,743	1,478,255

TOTAL LIABILITIES AND MINORITY INTEREST	26,409,984	26,753,666

COMMITMENTS AND CONTINGENCIES
Common stock	335	335
Additional paid-in capital	1,414,084	909,800
Accumulated other comprehensive income (loss)	(2,005,311)	(799,914)
Accumulated earnings	652,785	1,467,593
Deferred equity compensation	14,137	19,663
Less treasury stock at cost	(14,137)	(19,663)

TOTAL SHAREHOLDERS' EQUITY	61,893	1,577,814

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY	$26,471,877	$28,331,480

ADDITIONAL DATA
Total dividends	$33,606	$122,005
Adjusted book value per share	137.82	134.12
Book value per share	1.85	47.07

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.
Operating Expense Analysis
(in thousands)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2008
Amortization of previously deferred underwriting expenses and reinsurance commissions	$15,829	$16,602			$32,431

Other operating expenses	51,887	(17,319)			34,568
Underwriting expenses deferred	(27,211)	17,859			(9,352)
Financial products other operating expenses	4,236	(2,396)			1,840
Reinsurance commissions written, net	(14,288)	(18,485)			(32,773)
Reinsurance commissions deferred, net	14,288	18,485			32,773

Other operating expenses, excluding DCP/SERP	28,912	(1,856)			27,056
DCP and SERP expenses(1)	(9,058)	(2,308)			(11,366)

Total other operating expenses	19,854	(4,164)			15,690

Total expenses	$35,683	$12,438			$48,121

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2007
Amortization of previously deferred underwriting expenses and reinsurance commissions	$15,951	$18,055	$13,583	$15,853	$63,442

Other operating expenses	57,794	63,981	68,643	82,458	272,876
Underwriting expenses deferred	(33,726)	(36,805)	(37,814)	(45,546)	(153,891)
Financial products other operating expenses	3,996	4,339	4,590	4,102	17,027
Reinsurance commissions written, net	(13,655)	(16,925)	(25,144)	(27,528)	(83,252)
Reinsurance commissions deferred, net	13,655	16,925	25,144	27,528	83,252

Other operating expenses, excluding DCP/SERP	28,064	31,515	35,419	41,014	136,012
DCP and SERP expenses(1)	2,198	7,245	(1,945)	(1,420)	6,078

Total other operating expenses	$30,262	$38,760	$33,474	$39,594	142,090

Total expenses	$46,213	$56,815	$47,057	$55,447	$205,532

(1)
Not a deferred acquisition cost. These expenses include certain compensation expenses related primarily to the Company's deferred compensation plans (DCP) and supplemental executive retirement plans (SERP), which are based on changes in the market value of related investments and are generally offset by amounts in other income arising from marking to fair value the assets held to economically defease such obligations.

Financial Security Assurance Holdings Ltd.
Gross Par Value and Present Value (PV) Originations
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Gross Par Insured
Public Finance:
United States	$21,290.2	$12,010.7	$39,648.4	$26,275.0
International	670.7	2,366.6	1,169.8	3,587.0

Total Public Finance	21,960.9	14,377.3	40,818.2	29,862.0

Asset-Backed Finance:
United States	1,225.3	9,670.6	2,374.0	21,824.2
International	56.2	1,987.3	524.9	4,070.0

Total Asset-Backed Finance	1,281.5	11,657.9	2,898.9	25,894.2

Total Gross Par Insured(1)	$23,242.4	$26,035.2	$43,717.1	$55,756.2

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Gross PV Originations
Gross PV Financial Guaranty Originations:
Public Finance:
United States	$269.5	$77.4	$466.1	$151.4
International	26.7	42.9	44.7	71.7

Total Public Finance	296.2	120.3	510.8	223.1

Asset-Backed Finance:
United States	11.0	63.8	57.6	117.6
International	2.5	11.1	22.8	25.2

Total Asset-Backed Finance	13.5	74.9	80.4	142.8

Total Gross PV Financial Guaranty Originations	309.7	195.2	591.2	365.9

Financial Products Gross PV NIM Originated	(0.4)	22.7	0.0	49.5

Total Gross PV Originations(2)	$309.3	$217.9	$591.2	$415.4

(1)
Excludes FSA-insured GICs issued by the Company.

(2)
The Company evaluates its business production for a given period based on its gross present value of originations (gross PV originations), which consists of the total present value of financial guaranty fees originated (PV financial guaranty originations), which is the sum of PV premiums orginated and PV credit derivative fees originated by FSA and its subsidiaries and the present value of FP net interest margin originated (PV NIM originated) by the Financial Products segment. Gross PV financial guaranty originations for a particular period include both (i) premiums and credit derivative fees received in such period under insurance policies in which they are payable upfront and (ii) estimated future amounts to be received under the Company's installment-based policies issued during such period, discounted to present value. The discount rate for business originated in 2008 was 4.92% per annum and in 2007 was 4.86% per annum, equal to the average pre-tax yield on the Company's investment portfolio for the previous three calendar years. Management uses its best estimate of the life of each insurance policy for which premiums and credit derivative fees are receivable in installments when calculating gross PV financial guaranty fees originated. However, the total amount actually received will vary from management's estimate if the insured obligation pays down according to a different schedule or remains outstanding for a different period from those estimated by management. If the average life of an insured obligation is shorter than the estimate, PV outstanding will be reduced. Conversely, if the average life of an insured obligation extends longer than the estimate, the PV outstanding will be increased. PV NIM originated represents the present value of estimated interest to be received on investments less the present value of estimated transaction expenses and interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs) plus results from derivatives used as hedges.

Financial Security Assurance Holdings Ltd.
Gross Premiums and Credit Derivative Fees Written
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Public Finance
United States:
Upfront	$266.2	$71.6	$462.1	$144.6
Installments(1)	4.5	2.7	9.0	8.4
International:
Upfront	21.7	33.5	31.9	45.0
Installments(1)	10.3	4.3	20.6	13.0

Total Public Finance	302.7	112.1	523.6	211.0

Asset-Backed Finance
United States:
Upfront	0.5	1.6	1.4	1.6
Installments(1)	46.8	47.4	91.5	82.5
International:
Upfront	—	—	—	3.0
Installments(1)	12.1	11.6	26.3	24.0

Total Asset-Backed Finance	59.4	60.6	119.2	111.1

Total Gross Premiums and Credit Derivative Fees Written	$362.1	$172.7	$642.8	$322.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Upfront	$288.4	$106.7	$495.4	$194.2
Installments(1)	73.7	66.0	147.4	127.9

Total Gross Premiums and Credit Derivative Fees Written	$362.1	$172.7	$642.8	$322.1

(1)
Installments are the periodic premium and credit derivative payments received by FSA for business originated in current and prior periods.

Financial Security Assurance Inc.

Financial Security Assurance Inc.
Effect of Refundings and Accelerations
(in thousands)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2008
Earned premium	$6,427	$12,467			$18,894
Less:
Amortization of deferred acquisition costs	909	1,353			2,262

Net effect before taxes	5,518	11,114			16,632
Tax provision	1,931	3,890			5,821

Net income effect	$3,587	$7,224			$10,811

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2007
Earned premium	$14,980	$14,598	$6,617	$17,003	$53,198
Less:
Amortization of deferred acquisition costs	1,423	2,209	912	1,421	5,965

Net effect before taxes	13,557	12,389	5,705	15,582	47,233
Tax provision	4,745	4,336	1,997	5,454	16,532

Net income effect	$8,812	$8,053	$3,708	$10,128	$30,701

Financial Security Assurance Inc. (GAAP Basis)
Fixed Income Investment Portfolio
(dollars in thousands)

Fixed Income Investment Portfolio as of
June 30, 2008(1)

	Fixed Income Portfolio by Type
	Amortized Cost	Market Value	% of Amortized Cost	Yield	Income(2)
Type of Security
Long-term bonds:
U.S. government obligations	$150,083	$152,368	2.6%	3.79%	$2,585
U.S. agency obligations	1,106	1,108	0.0	5.38	32
U.S. municipal obligations	4,348,850	4,402,855	75.4	4.89	101,469
Foreign obligations	258,494	258,668	4.5	5.27	6,342
Corporate obligations	214,718	214,340	3.7	5.17	5,164
Mortgage-backed securities	430,801	430,138	7.5	5.64	11,186
Asset-backed securities	28,400	28,743	0.5	4.99	578

Total long-term investments	5,432,452	5,488,220	94.2	4.95	127,356
Short-term investments	331,778	332,480	5.8	2.47	4,029

Total	$5,764,230	$5,820,700	100.0%	4.80%	$131,385

	Fixed Income Portfolio by Maturity
	Amortized Cost	% of Amortized Cost
Maturity
Within 1 year	$391,259	6.8%
1 to 5 years	1,102,962	19.1
5 to 10 years	827,365	14.3
10 or more years	2,983,443	51.8
Mortgage-backed securities	430,801	7.5
Asset-backed securities	28,400	0.5

Total	$5,764,230	100.0%

Quality Distribution of Long-Term Fixed Income Investment Portfolio(3)
AAA	42.7%
AA	40.5
A	16.4
BBB	0.1
NR	0.3

Total	100.0%

(1)
Excludes portfolios related to the variable interest entities and assets acquired in refinancing transactions.

(2)
Income before investment management expenses and taxes, if applicable.

(3)
Ratings are based on the lower of Moody's or S&P ratings. At June 30, 2008, 5.1% of the Investment Portfolio was rated Triple-A by virtue of insurance provided by FSA. Without giving effect to the FSA guaranty, the weighted-average rating of the FSA-insured investments was in the Double-A range, and all of these investments were investment grade.

Financial Security Assurance Inc.
Selected Financial Statistics
(dollars in thousands)

	Current Period
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
SAP Basis(1)
Loss ratio	813.6%	(1.7)%	590.5%	1.0%
Expense ratio	(11.9)	37.7	(0.3)	37.3

Combined ratio	801.7%	36.0%	590.2%	38.3%

Gross insurance in force(2)			$899,121,383	$785,896,833
Net insurance in force(2)			660,995,666	576,405,441
Qualified statutory capital			2,474,295	2,642,612
Capital ratio			267:1	218:1

	Annual Data
	Years Ended December 31,
	2007	2006	2005	2004	2003
SAP Basis(1)
Loss ratio	16.1%	—%	2.1%	5.0%	3.7%
Expense ratio	30.0	29.9	27.8	26.8	21.3

Combined ratio	46.1%	29.9%	29.9%	31.8%	25.0%
Gross insurance in force(2)	$858,458,003	$765,632,196	$686,134,377	$633,037,230	$565,371,437
Net insurance in force(2)	623,157,997	552,695,033	497,624,738	454,359,331	409,476,253
Qualified statutory capital	2,703,120	2,554,147	2,417,516	2,280,883	2,104,257
Capital ratio	231:1	216:1	206:1	199:1	195:1

(1)
Based on statutory accounting principles (SAP). The SAP loss ratio is SAP losses and loss adjustment expenses incurred divided by SAP net premiums earned. The SAP expense ratio is underwriting and operating expenses divided by net premiums written, which includes amounts classified as credit derivative fees for GAAP. The combined ratio is the sum of the applicable loss and expense ratios.

(2)
Amounts are statutory data for Financial Security Assurance Inc. and Subsidiaries.

U.S. Municipal New-Issue Market Data(1)
(dollars in billions)

	Industry			FSA Market Share(2)
	Par Value Issued	Par Value Insured	Percent Insured
				Amount	Percent
2nd Qtr. 2008	$136.8	$30.0	21.9%	$18.1	60.3%
1st	84.9	22.3	26.3	14.2	63.7
4th Qtr. 2007	104.7	42.6	40.7	11.9	27.9
3rd	93.8	46.2	49.3	13.1	28.4
2nd	123.7	57.3	46.3	10.9	19.0
1st	107.6	55.2	51.3	13.9	25.2
2007	429.8	201.3	47.1	49.8	24.5
2006	429.7	201.3	49.2	49.8	24.0
2005	408.3	233.0	57.1	60.0	25.8
2004	359.7	194.9	54.2	46.9	24.1
2003	383.6	190.5	49.7	52.2	27.4
2002	358.6	178.9	49.9	47.5	26.6
2001	288.1	134.3	46.6	36.3	27.0
2000	200.9	79.3	39.5	19.5	24.6
1999	227.7	105.6	46.4	24.2	22.9
1998	286.8	145.5	50.7	32.0	22.0
1997	220.7	106.0	48.0	16.2	15.3
1996	185.2	83.3	45.0	11.2	13.4
1995	160.4	68.6	42.8	3.3	4.8
1994	165.1	61.5	37.3	2.7	4.4
1993	292.2	107.9	36.9	7.5	7.0
1992	234.7	80.8	34.4	4.8	5.9
1991	172.4	51.9	30.1	2.8	5.4

(1)
FSA estimates based on industry sources, including The Bond Buyer and Thomson Financial Securities Data. Industry data is on a sale-date basis and subject to revision as additional information becomes available.

(2)
Share of insured bond market. FSA volume for 1993 through 2008 is based on sale date and will differ from closing-date data presented elsewhere in this Supplement. Excludes secondary-market transactions.

Financial Security Assurance Inc. (GAAP Basis)
Originations—Par Value
(dollars in millions)

	Insured in 2008(1)
	Gross Amount	%	Net Amount	%
Public Finance Obligations:
United States
General obligation	$13,555	33.2%	$12,562	35.2%
Tax-supported	8,408	20.6	7,086	19.9
Municipal utility revenue	7,525	18.4	6,514	18.3
Health care revenue	728	1.8	257	0.7
Housing revenue	348	0.9	335	0.9
Transportation revenue	6,062	14.9	5,180	14.5
Education/University	2,438	6.0	2,266	6.4
Other public finance	584	1.4	526	1.5

Subtotal	39,648	97.2	34,726	97.4
International	1,170	2.8	915	2.6

Total public finance obligations	$40,818	100.0%	$35,641	100.0%

Asset-Backed Obligations:
United States
Residential mortgages	$144	3.9%	$138	6.1%
Consumer receivables	1,059	28.5	623	27.7
Pooled corporate	1,186	31.9	631	28.0
Other asset-backed	49	1.3	49	2.2
Financial products	751	20.2	751	33.4

Subtotal	3,189	85.8	2,192	97.4
International	525	14.2	58	2.6

Total asset-backed obligations	$3,714	100.0%	$2,250	100.0%

Total Portfolio	$44,532		$37,891

(1)
Obligations previously wrapped by other monolines are classified according to the underlying collateral.

Financial Security Assurance Inc. (GAAP Basis)
Insured Portfolio Profile—Par Value
(dollars in millions)

	Outstanding as of June 30, 2008(1)
	Net Amount	%
Public Finance Obligations:
United States
General obligation	$122,954	39.7%
Tax-supported	55,756	18.0
Municipal utility revenue	49,709	16.1
Health care revenue	13,679	4.4
Housing revenue	7,767	2.5
Transportation revenue	21,149	6.8
Education/University	7,599	2.5
Other public finance	2,168	0.7

Subtotal	280,781	90.7
International	28,758	9.3

Total public finance obligations	$309,539	100.0%

Asset-Backed Obligations:
United States
Residential mortgages	$18,164	13.7%
Consumer receivables	10,436	7.9
Pooled corporate	57,094	43.0
Other asset-backed	2,092	1.6
Financial products(2)	18,358	13.8

Subtotal	106,144	80.0
International	26,510	20.0

Total asset-backed obligations	$132,654	100.0%

Total Portfolio	$442,193

 Distribution of Insured Portfolio
by Ratings as of June 30, 2008

Rating(3)	Percent of Public Finance	Percent of Asset-Backed	Percent of Portfolio
AAA	2.1%	70.7%	22.6%
AA	40.7	7.1	30.6
A	45.7	8.2	34.5
BBB	11.1	7.9	10.2
Other	0.4	6.1	2.1

	100.0%	100.0%	100.0%

(1)
Classification of outstanding insured exposures that were previously wrapped by other monolines are categorized based on the classifications of the underlying insured obligations, as opposed to the primary monoline insuring the obligation.

(2)
Represents exposure to FP GIC liabilities which are collateralized by the FP Investment Portfolio. The FP Investment Portfolio consists primarily of non-agency RMBS (66%) and short-term liquid investments (9%).

(3)
Based upon internal FSA ratings.

Financial Security Assurance Inc. (GAAP Basis)
Geographic Distribution of Public Finance Insured Portfolio—Par Value
(dollars in millions)

	Insured in 2008				Outstanding as of June 30, 2008
	Gross Amount	%	Net Amount	%	Net Amount	%
Domestic by State
California	$7,623	18.6%	$6,327	17.8%	$40,696	13.1%
New York	2,062	5.1	1,743	4.9	22,801	7.4
Pennsylvania	3,016	7.4	2,744	7.7	20,236	6.5
Texas	2,292	5.6	1,991	5.6	19,035	6.1
Illinois	4,064	10.0	3,572	10.0	16,302	5.3
Florida	2,556	6.3	2,304	6.5	15,600	5.0
Michigan	2,401	5.9	2,280	6.4	13,145	4.3
New Jersey	1,106	2.7	962	2.7	12,229	4.0
Washington	642	1.6	623	1.7	10,213	3.3
Massachusetts	833	2.0	553	1.6	7,814	2.5
Ohio	1,006	2.5	805	2.3	7,359	2.4
Georgia	601	1.5	578	1.6	7,048	2.3
Indiana	1,372	3.4	1,324	3.7	6,913	2.2
Colorado	1,279	3.1	1,254	3.5	6,193	2.0
All other U.S. jurisdictions	8,795	21.5	7,666	21.4	75,197	24.3

Subtotal	39,648	97.2	34,726	97.4	280,781	90.7
International	1,170	2.8	915	2.6	28,758	9.3

Total public finance obligations	$40,818	100.0%	$35,641	100.0%	$309,539	100.0%

 Financial Security Assurance Inc. (GAAP Basis)
50 Largest Public Finance Exposures
as of June 30, 2008
(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding
State of California Department of Water Resources Power Supply Revenue Bonds	$1,271.5	0.29%
New York City, NY Municipal Water Finance Authority, Water and Sewer System Revenue Bonds	1,252.5	0.28
Commonwealth of Massachusetts G.O.	1,241.5	0.28
Port Authority of NY and NJ, Consolidated Bonds	1,236.0	0.28
Illinois State Toll Highway Authority, Revenue Bonds	1,184.0	0.27
Massachusetts School Building Authority Dedicated Sales Tax Revenue Bonds	1,183.0	0.27
Houston Combined Utility System, TX, First Lien Revenues	1,145.6	0.26
Los Angeles Unified School District, CA, G.O.	1,113.4	0.25
New Jersey Transportation Trust Fund Authority Transportation System Bonds	1,105.5	0.25
Channel Link Enterprises Finance Plc	1,079.2	0.24
State of California, G.O.	1,077.6	0.24
Metropolitan Transportation Authority, NY, Transportation Revenue Bonds	1,060.8	0.24
New York City, NY G.O.	1,025.1	0.23
Chicago, Illinois G.O.	1,006.5	0.23
Atlanta, GA Water & Sewer Revenue Bonds	989.0	0.22
Broward County School Board, FL, Certificates of Participation	968.9	0.22
Massachusetts Water Resources Authority, General Revenue Bonds	949.0	0.22
State of Illinois, G.O.	945.9	0.21
Los Angeles, CA, Department of Water and Power Electric Revenue Bonds	927.6	0.21
Chicago Public Schools, IL, G.O.	924.0	0.21
San Diego County Water Authority Water Revenue Certificates of Participation	902.2	0.21
Thames Water Utilities Finance Plc	902.0	0.21
New Jersey Turnpike Authority, Revenue Bonds	895.6	0.20
State of Washington, G.O.	886.4	0.20
District of Columbia, G.O.	883.1	0.20
Metropolitan Transportation Authority, NY, Dedicated Tax Fund Bonds	867.8	0.20
Detroit, MI, Sewage Disposal System Revenue Bonds	836.8	0.19
Seattle, Washington, Light and Power Revenue Bonds	833.4	0.19
California Housing Finance Agency Home Mortgage Revenue Bonds 1982 Resolution	822.5	0.19
Dormitory Authority of the State of New York, Mental Health Services Facilities Improvement Revenue Bonds	814.3	0.19
Clark County School District, NV, G.O.	813.0	0.18
State of Wisconsin Master Lease Certificates of Participation	810.1	0.18
San Diego Unified School District, CA, G.O.	791.9	0.18
King County, WA, Sewer Revenue Bonds	777.9	0.18
New York State Thruway Authority, General Highway and Bridge Trust Fund Revenue Bonds	772.3	0.17
International AAA Sovereign Debt Synthetic CDO	770.0	0.17
Miami-Dade County, Florida Aviation Revenue Bonds Miami International Airport	769.3	0.17
City of Chicago- Chicago O'Hare International Airport, Illinois General Airport Third Lien Revenue Refunding Bonds	759.2	0.17
School District No. 1 in the City and County of Denver, CO Lease Purchase Agreement with Denver School Facilities Leasing Corp, COPS	734.5	0.17
Sydney Airport	732.4	0.17
Long Island Power Authority, NY, Electric System General Revenue Bonds	723.4	0.16
New York Local Government Assistance Corp Subordinate Lien (Sales Tax) Rev Bonds	720.6	0.16
San Francisco Airports Commission, San Francisco International Airport Second Series Revenue Bonds	720.2	0.16
Trustees of the California State University Systemwide Revenue Bonds	711.8	0.16
Hydro-Quebec, Province of Quebec Guaranteed	708.9	0.16
State of Hawaii, G.O.	702.1	0.16
Greater Orlando Aviation Authority Airport Facilities Revenue Bonds Orlando International Airport	697.9	0.16
State of Michigan, State Trunk Line Fund Bonds	680.9	0.15
Garden State Preservation Trust, NJ, Open Space & Farmland Preservation Bonds	673.9	0.15
Skyway Concession Company LLC	663.5	0.15

Total	$45,064.5	10.19%

Financial Security Assurance Inc. (GAAP Basis)
25 Largest Asset-Backed Exposures
as of June 30, 2008
(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	$4,048.0	0.91%
US AAA Prime Automobile Loan Portfolio	3,017.8	0.68
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	2,776.0	0.63
International Synthetic Investment Grade Pooled Corporate CDO	1,989.2	0.45
International Super AAA Synthetic High Yield Pooled Corporate CDO	1,944.6	0.44
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,533.0	0.35
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,499.2	0.34
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,465.5	0.33
International AAA Cash Flow CLO	1,351.9	0.31
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,305.2	0.29
US AAA Previously Insured Cash Flow CLO	1,248.0	0.28
US Super AAA Synthetic High Yield Pooled Corporate CDO	1,210.5	0.27
Countrywide HELOC 2006-I	1,138.5	0.26
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	972.3	0.22
Americredit 2007-B-F	934.6	0.21
International Super AAA Synthetic High Yield Pooled Corporate CDO	929.5	0.21
International Cash Flow CLO	884.3	0.20
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	854.6	0.19
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	849.2	0.19
US Super AAA Synthetic High Yield Pooled Corporate CDO	829.7	0.19
Countrywide HELOC 2006-F	823.6	0.19
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	814.0	0.18
US AAA Residential MBS	797.5	0.18
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	779.0	0.18
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	779.0	0.18

Total	$34,774.7	7.86%

"International" denotes a transaction with 20% or greater non-US collateral. "Super AAA" means the level of first-loss protection exceeds approximately 1.3x the level required by a rating agency for a Triple-A rating. Where indicated, ratings are current FSA internal ratings expressed in industry terms.

Financial Security Assurance Inc.
Debt Service and Financial Guaranty Fees
(in millions)

Debt Service (Statutory Basis)
(Principal and Interest)

	Insured Debt Service
				Portfolio Runoff	Net Outstanding
	Gross	Ceded	Net
2nd Qtr. 2008	$42,302	$5,937	$36,365	$(15,274)	$660,996
1st	35,842	5,974	29,868	(13,121)	639,905
4th Qtr. 2007	48,524	13,412	35,112	(14,465)	623,158
3rd	57,169	18,623	38,546	(12,440)	602,511
2nd	39,961	10,138	29,823	(17,456)	576,405
1st	45,572	10,099	35,473	(24,130)	564,038
2007	191,226	52,272	138,954	(68,491)	623,158
2006	176,088	49,932	126,156	(71,086)	552,695
2005	161,092	38,792	122,300	(79,034)	497,625
2004	152,128	33,701	118,427	(73,544)	454,359
2003	124,322	26,998	97,324	(53,104)	409,476

Financial Guaranty Fees(1)

	Financial Guaranty Fees Written
					Net PV Financial Guaranty Fees Outstanding(2)
				Ending Net Unearned Revenue
	Gross	Ceded	Net			Total Net
2nd Qtr. 2008	$373.3	$65.0	$308.3	$2,098.3	$1,152.2	$3,250.5
1st	292.2	53.1	239.1	1,916.8	1,133.0	3,049.8
4th Qtr. 2007	297.4	94.4	203.0	1,797.0	1,099.4	2,896.4
3rd	259.7	87.8	171.9	1,721.7	1,073.2	2,794.9
2nd	183.4	61.0	122.4	1,660.4	894.5	2,554.9
1st	159.7	49.2	110.5	1,654.7	821.6	2,476.3
2007	900.2	292.4	607.8	1,797.0	1,099.4	2,896.4
2006	851.1	288.8	562.3	1,653.6	827.9	2,481.5
2005	860.5	256.1	604.4	1,515.4	803.4	2,318.8
2004	847.1	244.2	602.9	1,342.1	727.3	2,069.4
2003	903.4	281.5	621.9	1,149.6	607.1	1,756.7

(1)
Includes premiums and credit derivative fees.

(2)
This is a non-GAAP term and refers to estimated present value of installment premiums yet to be received.

Financial Security Assurance Inc.
Amortization of Net Debt Service and Net Financial Guaranty Fees
(in millions)

Net Debt Service (Statutory Basis)

	Scheduled Amortization(1)	Outstanding
2nd Qtr. 2008	$—	$660,996
3rd	17,734	643,262
4th	10,828	632,434
2009	55,411	577,023
2010	49,198	527,825
2011	44,716	483,109
2012	46,096	437,013
2013–2017	148,998	288,015
2018–2022	108,814	179,201
2023–2027	78,398	100,803
2028+	100,803	—

Total	$660,996

Net Financial Guaranty Fees(2)

		Scheduled Earnings of Net Financial Guaranty Fees
		Unearned Revenue Amortization
	Unearned Revenue	Periodic Earnings	Upfront Unearned Revenue	Installments	Total Net
2nd Qtr. 2008	$2,098.3	$—	$—	$—	$—
3rd	2,013.9	36.4	48.0	27.4	111.8
4th	1,962.4	4.6	46.9	56.3	107.8
2009	1,785.9	3.5	173.0	221.6	398.1
2010	1,625.6	1.4	158.9	176.2	336.5
2011	1,477.8	0.9	146.9	144.6	292.4
2012	1,342.1	0.1	135.6	140.8	276.5
2013–2017	803.9	0.3	537.9	362.0	900.2
2018–2022	451.7	0.1	352.1	198.4	550.6
2023–2027	235.7	—	216.0	130.1	346.1
2028+	—	—	235.7	194.4	430.1

Total		$47.3	$2,051.0	$1,651.8	$3,750.1

(1)
Based on management's estimate.

(2)
Includes premiums and credit derivative fees.

 Contacts

Investor Relations

    Robert S. Tucker
    Managing Director
    (1)(212) 339-0861
    rtucker@fsa.com

Corporate Communications

    Betsy Castenir
    Managing Director
    (1)(212) 339-3424
    bcastenir@fsa.com

QuickLinks

  Exhibit 99.2
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. Quarterly Operating Supplement June 2008
Financial Security Assurance Holdings Ltd.
FSA HOLDINGS SECOND QUARTER 2008 RESULTS U.S. Municipal Business Drives Record First-Half Originations Reserve Increases and Impairment in FP Investment Portfolio Lead to Net Loss of $331 Million
FSA EXITS ABS BUSINESS TO COMMIT FULL RESOURCES TO PUBLIC FINANCE
PARENT DEXIA INJECTS $300 MILLION IN THE COMPANY AND TAKES RESPONSIBILITY FOR LIQUIDITY AND CREDIT RISK OF FINANCIAL PRODUCTS BUSINESS
NET INCOME (LOSS) AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS (LOSSES)(1) (in millions)
NOTEWORTHY ITEMS IN NET INCOME (LOSS) AND OPERATING EARNINGS (LOSSES) (in millions)
ORIGINATIONS (in millions)
RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED (in millions)
NET PREMIUMS AND REALIZED GAINS FROM CREDIT DERIVATIVES (dollars in millions)
FINANCIAL GUARANTY LOSS RESERVES AND NET PAR OUTSTANDING (EXCLUDING INSURED DERIVATIVES IN THE INSURED PORTFOLIO) (in millions, except for risks)
EXPENSES AND POLICY ACQUISITION COSTS (in millions)
RECONCILIATION OF GAAP SHAREHOLDERS' EQUITY TO ADJUSTED BOOK VALUE (in millions)
CLAIMS-PAYING RESOURCES (STATUTORY BASIS) FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES (dollars in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited) (in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Balance Sheets (unaudited) (in thousands, except amounts per share)
Financial Security Assurance Holdings Ltd. Operating Expense Analysis (in thousands)
Financial Security Assurance Holdings Ltd. Gross Par Value and Present Value (PV) Originations (in millions)
Financial Security Assurance Holdings Ltd. Gross Premiums and Credit Derivative Fees Written (in millions)
Financial Security Assurance Inc.
Financial Security Assurance Inc. Effect of Refundings and Accelerations (in thousands)
Financial Security Assurance Inc. (GAAP Basis) Fixed Income Investment Portfolio (dollars in thousands)
Financial Security Assurance Inc. Selected Financial Statistics (dollars in thousands)
U.S. Municipal New-Issue Market Data(1) (dollars in billions)
Financial Security Assurance Inc. (GAAP Basis) Originations—Par Value (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) Insured Portfolio Profile—Par Value (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) Geographic Distribution of Public Finance Insured Portfolio—Par Value (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) 50 Largest Public Finance Exposures as of June 30, 2008 (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) 25 Largest Asset-Backed Exposures as of June 30, 2008 (dollars in millions)
Financial Security Assurance Inc. Debt Service and Financial Guaranty Fees (in millions)
Financial Security Assurance Inc. Amortization of Net Debt Service and Net Financial Guaranty Fees (in millions)
Contacts